Exhibit 99.1

Iconix Reports Financial Results For The Fourth Quarter & Full Year 2018

NEW YORK, March 27, 2019 /Globe Newswire/ --

•	Total revenue of $187.7 million, a 17% decline from prior year. Continued growth internationally as segment revenue up 10% from the prior year.

•	Improved financial stability during 2018 by closing on Delayed Draw Term Loan and issuing new 5.75% Convertible Notes.

•	Signed 83 license deals over the last six months, representing $45 million of aggregate guaranteed minimum royalties.

•	Rationalized cost structure of business with cost reductions of approximately $30 million on an annualized basis.

Iconix Brand Group, Inc. (Nasdaq: ICON) ("Iconix" or the "Company") today reported financial results for the fourth quarter and full year ended December 31, 2018.

Bob Galvin, CEO commented, “We have finalized our review of business and operational goals and objectives and we have put our plan into effect. As a result, we have reduced our operational cost structure by approximately $30 million to align with our plan. On the business front, the quarter was negatively impacted by the Sears bankruptcy, while our international business continued to demonstrate strong growth. We continue to build the pipeline of our future business, as we have signed 83 deals over the last six months for aggregate guaranteed minimum royalties of approximately $45 million.”

Unless otherwise noted, the following represents financial results for continuing operations only.

Fourth Quarter & Full Year 2018 Financial Results

GAAP Revenue by Segment	Three months ended December 31,			Twelve months ended December 31,
($, 000's)	2018	2017	% Change	2018	2017	% Change

Womens	8,732	20,013	-56%	57,401	96,833	-41%
Mens	11,321	8,212	38%	39,073	39,780	-2%
Home	4,036	6,132	-34%	24,568	28,807	-15%
International	18,616	17,942	4%	66,647	60,413	10%
Total Revenue	42,705	52,299	-18%	187,689	225,833	-17%

For the fourth quarter of 2018, total revenue was $42.7 million, a 18% decline as compared to $52.3 million in the prior year quarter. For the full year 2018, total revenue was $187.7 million, a 17% decline as compared to $225.8 million in the full year 2017. Such decline was expected, principally as a result of the transition of our Danskin, OP and Mossimo direct to retail licenses in our Womens segment, as previously announced. Our revenue for the fourth quarter of 2018 and the full year 2018 were also impacted by the effect of the Sears bankruptcy on our Joe Boxer & Bongo brands in Womens and the Cannon brand in Home. Our Mens segment revenue increased 38% in the fourth quarter of 2018 as compared to the prior year quarter primarily from the Umbro, Ecko and Buffalo brands although the Mens segment declined 2% for 2018 mostly as a result of the transition of the Starter brand from Walmart to Amazon. Our International segment grew for both the quarter and the year primarily based on the performance of our brands in China, Europe and India.

In the first quarter of 2018, the Company adopted a new revenue recognition accounting standard (ASU No. 2014-09 Revenue from Contracts with Customers – Topic 606). Adoption of this standard increased the fourth quarter of 2018 revenue by approximately $2.3 million and increased revenue for the full year 2018 by approximately $3.9 million.

SG&A Expenses:

Total SG&A expenses in the fourth quarter of 2018 were $29.0 million, a 29% decrease compared to $40.9 million in the fourth quarter of 2017. Most of the decline for the quarter was a decrease in compensation, advertising and professional expenses.

Total SG&A expenses in the full year 2018 were $121.4 million, a 6% increase compared to $114.6 million in the full year 2017. Included in these expenses was an $8.2 million bad debt expense as a result of the Sears bankruptcy filing. Excluding the bad debt expense related to the Sears bankruptcy, SG&A expenses decreased 1% year over year.

Trademark, Goodwill and Investment Impairment:

In the fourth quarter of 2018, the Company recorded a non-cash trademark impairment charge of $58.7 million, primarily in the Womens segment related to the write-down in the Mossimo, Joe Boxer and Mudd trademarks, to reduce various trademarks in those segments to fair value. The Company also recorded a non-cash investment impairment charge of $2.5 million in the fourth quarter of 2018 due to impairment of the Company’s investment in iBrands.

For the full year 2018, the Company recorded a non-cash trademark impairment charge of $136.4 million primarily in the Womens segment, which was primarily related to the Mossimo, Joe Boxer and Mudd brands. The Company also recorded a non-cash goodwill impairment charge of $37.8 million in the full year 2018 due to impairment of goodwill in the Womens segment.

Operating Income and Adjusted EBITDA (1):

Adjusted EBITDA is a non-GAAP metric, and a reconciliation table is included below.

Operating loss for the fourth quarter of 2018 was $52.1 million, as compared to operating loss of $18.3 million in the fourth quarter of 2017.  Adjusted EBITDA in the fourth quarter of 2018 was $11.9 million which represents operating loss of $52.1 million excluding trademark and investment impairments of $61.2 million and other net charges of $2.8 million. Adjusted EBITDA in the fourth quarter of 2017 was $18.9 million which represents operating loss of $18.3 million excluding trademark and investment impairments of $28.5 million and other net charges of $8.7 million. Refer to footnote 1 below for a full detailed reconciliation of operating loss to adjusted EBITDA. The change period over period is primarily as a result of the change in revenue as is outlined above.

Operating loss for the full year 2018 was $119.0 million, as compared to operating loss of $564.7 million in the full year 2017. Adjusted EBITDA in the full year 2018 was $74.6 million which represents operating loss of $119.0 million excluding goodwill, trademark and investment impairments of $176.7 million and other net charges of $16.9 million. Adjusted EBITDA in the full year 2017 was $117.7 million which represents operating loss of $564.7 million excluding goodwill, trademark and investment impairments of $654.0 million and other net charges of $28.3 million. Refer to footnote 1 below for a full detailed reconciliation of operating loss to adjusted EBITDA. The change year over year is primarily as a result of the change in revenue as is outlined above.

Adjusted EBITDA by Segment (1)	Three months ended December 31,			Twelve months ended December 31,
($, 000's)	2018	2017	% Change	2018	2017	% Change

Womens	4,833	16,609	-71%	42,501	87,590	-51%
Mens	5,750	(934)	716%	13,584	11,781	15%
Home	4,060	5,117	-21%	19,970	25,141	-21%
International	3,533	8,984	-61%	24,958	27,861	-10%
Corporate	(6,303)	(10,846)	42%	(26,370)	(34,723)	24%
Adjusted EBITDA	11,873	18,930	-37%	74,643	117,650	-37%

Interest Expense, Other Income and Loss on extinguishment of debt:

Interest expense in the fourth quarter of 2018 was $14.9 million, as compared to interest expense of $21.8 million in the fourth quarter of 2017. In the fourth quarter of 2018, the Company recognized a $7.2 million gain resulting from the Company's accounting for the 5.75% Convertible Notes which requires recording the fair value of this debt at the end of each period with any change from the prior period accounted for as other income or loss in the current period's income statement.

Interest expense in the full year 2018 was $59.2 million, as compared to interest expense of $67.9 million in the full year 2017. In the full year 2018, the Company recognized a $81.0 million gain resulting from the Company’s accounting for the 5.75% Convertible Notes which requires recording the fair value of this debt at the end of each period with any change from the prior period accounting for as other income or loss in the current period’s income statement. Additionally, in the full year 2018, the Company acquired an additional 5% interest in its Iconix Australia joint venture and as a result, recognized a $8.4 million pre-tax non-cash gain on the remeasurement of the Company’s initial investment. In the full year 2018, the Company recognized a $1.0 million gain, as compared to a gain of $2.7 million in the full year 2017, each related to payments received from the sale of its minority interest in Complex Media in 2016.

In the full year 2018, the Company recognized a gain on extinguishment of debt of $4.5 million related to the early extinguishment of a portion of the Company’s 1.50% Convertible Notes due 2018 as compared to a loss of $20.9 million in the full year 2017 related to the early extinguishment of a portion of the Company’s term loan and the repurchase of a portion of the Company’s 1.50% Convertible Notes due 2018.

Provision for Income Taxes:

The effective income tax rate for the fourth quarter of 2018 is approximately -11.1% which resulted in a $6.7 million income tax provision, as compared to an effective income tax rate of 165.5% in the prior year quarter which resulted in a $66.8 million income tax benefit.  The effective income tax rate for the full year 2018 is approximately -7.9% which resulted in a $6.5 million income tax provision, as compared to an effective income tax rate for the full year 2017 of 14.7% which resulted in a $96.0 million income tax benefit.

The decrease in the effective tax rate for both the fourth quarter and the full year is primarily a result of foreign tax expense calculated in local jurisdictions where there are no net operating losses available to offset the current tax liabilities, partially offset by a tax benefit resulting from the tax impact of impairment expenses recorded on indefinite lived intangible assets.

GAAP Net Income and GAAP Diluted EPS:

GAAP net loss from continuing operations attributable to Iconix for the fourth quarter of 2018 reflects a loss of $69.1 million as compared to income of $24.7 million for the fourth quarter of 2017. GAAP diluted EPS from continuing operations for the fourth quarter of 2018 reflects a loss of $9.75 as compared to income of $3.97 for the fourth quarter of 2017.

GAAP net loss from continuing operations attributable to Iconix for the full year 2018 reflects a loss of $100.5 million as compared to a loss of $535.3 million for the full year 2017. GAAP diluted EPS from continuing operations for the full year 2018 reflects a loss of $15.73 as compared to a loss of $94.71 for the full year 2017.

Reverse Stock Split - On March 14, 2019, the Company effected a 1-for-10 reverse stock split (the “Reverse Stock Split”) of its common stock. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who otherwise would have been entitled to receive fractional shares of common stock had their holdings rounded up to the next whole share. All share and per share amounts in this press release have been adjusted to reflect the Reverse Stock Split.

2019 Guidance:

•	Full year revenue guidance of $145 million - $160 million.

•	GAAP operating income guidance of $73 million - $83 million.

•	Full year adjusted EBITDA guidance of approximately $70 million - $80 million.

GAAP net income will be affected by non-cash adjustments to the then-current fair value of the Company's 5.75% Convertible Notes as discussed above. Such periodic adjustments to fair value cannot be estimated in advance and thus are not taken into account in guidance.

Adjusted EBITDA (1):

Adjusted EBITDA for the fourth quarter of 2018 was $11.9 million as compared to $18.9 million for the fourth quarter of 2017. Adjusted EBITDA for the full year 2018 was $74.6 million as compared to $117.7 million for the full year 2017.

Adjusted EBITDA: (1)

($, 000's)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	% Change	2018	2017	% Change

GAAP Operating Income	(52,092)	(18,280)	185%	(119,037)	(564,651)	-79%

Add:
stock-based compensation (benefit) expense	(2,297)	4,919		(2,405)	8,744
depreciation and amortization	540	640		2,329	2,455
loss on termination of licenses	4,900	2,380		10,550	28,360
trademark, goodwill and investment impairment	61,196	28,489		176,729	654,019
special charges	1,859	2,520		9,040	9,638
costs associated with recent debt financings	-	-		8,344	-
gain on deconsolidation of JV	-	-		-	(3,772)
non-controlling interest related to depreciation and amortization and trademark, goodwill and investment impairments	(15)	(66)		(55)	(39,320)
non-controlling interest	(2,218)	(1,673)		(10,852)	22,177
	63,965	37,209		193,680	682,301

Adjusted EBITDA	11,873	18,929	-37%	74,643	117,650	-37%

Balance Sheet and Liquidity:

($, 000's)	December 31, 2018	December 31, 2017
Cash Summary:
Unrestricted Domestic Cash (wholly owned)	45,936	38,236
Unrestricted Domestic Cash (in consolidated JV's)	8,460	14,943
Unrestricted International Cash*	12,213	12,748
Restricted Cash	16,026	48,766

Total Cash	$82,635	$114,693

Debt Summary:
Senior Secured Notes due January 2043**	365,481	408,174
1.50% Convertible Notes	-	236,183
5.75% Convertible Notes due August 2023	109,715	-
Variable Funding Note due January 2043	100,000	100,000
2017 Senior Secured Term Loan due August 2022	189,421	82,837

Total Debt (Face Value)	$764,617	$827,194

*- During the second quarter of 2018, the Company elected to treat its Luxembourg top tier subsidiary (“Luxco”) as a disregarded entity for US tax purposes. As of the election date, all the foreign operations under LuxCo will be treated as a branch for US tax purposes and subject to US taxation. As such, the Company will no longer have any earnings in foreign subsidiaries that are not currently subject to taxation for US purposes. Before the election, the Company was indefinitely reinvested in all earnings in its foreign subsidiaries.

**- The Company’s Senior Secured Notes include a test that measures the amount of principal and interest required to be paid on the debt to the approximate cash flow available to pay such principal and interest; the test is referred to as the debt service coverage ratio (“DSCR”).  As a result of a decline in royalty collections during the twelve months ended June 30, 2018, the DSCR fell below 1.45x as of June 30, 2018.  Beginning July 1, 2018, we were required to allocate 25% of residual royalty collections (i.e. collections less debt service, management, servicing, administrative and other fees) to a restricted reserve account administered by the securitization program’s trustee, which will result in cash remaining inside the securitization program.  Beginning October 1, 2018, the Co-Issuers were required to allocate 50% of residual royalty collections to the restricted reserve account administered by the securitization program’s trustee.   The DSCR fell below 1.25x as of December 31, 2018 and as a result, beginning January 1, 2019, the Co-Issuers are required to allocate 100% of residual royalty collections to the restricted reserve account administered by the securitization program's trustee.   The cash required to be maintained inside the securitization program may be released to the Company if the DSCR is at least 1.45x for two consecutive quarters.  Management believes the allocation of residual royalty collections to a restricted reserve account will not negatively impact the Company's ability to meet its cash flow needs.

The Company currently projects compliance with all debt covenants for 2019.

Conference Call

The Company will host a conference call today at 10:00 AM ET. The call can be accessed on the Company's website at www.iconixbrand.com or by telephone at 844-286-1555 or 270-823-1180 (conference ID: 1371049). A written transcript will be posted online as soon as available.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a portfolio of consumer brands including: CANDIE'S ®, BONGO ®, JOE BOXER ®, RAMPAGE ®, MUDD ®, MOSSIMO ®, LONDON FOG ®, OCEAN PACIFIC ®, DANSKIN ®, ROCAWEAR ®, CANNON ®, ROYAL VELVET ®, FIELDCREST ®, CHARISMA ®, STARTER ®, WAVERLY ®, ZOO YORK ®, UMBRO ®, LEE COOPER ®, ECKO UNLTD. ®, MARC ECKO ®, ARTFUL DODGER ®, and HYDRAULIC®. In addition, Iconix owns interests in the MATERIAL GIRL ®, ED HARDY ®, TRUTH OR DARE ®, MODERN AMUSEMENT ®, BUFFALO ® and PONY ® brands. The Company licenses its brands to a network of retailers and manufacturers. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and brand loyalty.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company's beliefs and expectations about future performance and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "seek" and similar terms or phrases. These statements are based on the Company's beliefs and assumptions, which in turn are based on information available as of the date of this press release. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company's business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company's ability to control or predict. Important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability of the Company's licensees to maintain their license agreements or to produce and market products bearing the Company's brand names, the Company's ability to retain and negotiate favorable licenses, the Company's ability to meet its outstanding debt obligations and the events and risks referenced in the sections titled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q and in other documents filed or furnished with the Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may enter into or make in the future. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update or revise publicly any forward-looking statements, except as required by law.

Media contact:
John T. McClain
Executive Vice President and Chief Financial Officer
Iconix Brand Group, Inc.
jmcclain@iconixbrand.com
212-730-0030

Unaudited Consolidated Statement of Operations

($, 000's, except earnings per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	% Change	2018	2017	% Change

Licensing revenue	42,705	52,299	-18%	187,689	225,833	-17%

Selling, general and administrative expenses	28,992	40,904	-29%	121,429	114,606	6%
Loss on termination of licenses	4,900	2,380		10,550	28,360
Depreciation and amortization	540	640		2,329	2,455
Equity loss (earnings) on joint ventures	(831)	5,734		(3,043)	3,259
Gain on deconsolidation of joint venture	-	-		-	(3,772)
Gain on sale of trademarks	-	-		(1,268)	(875)
Goodwill impairment	-	-		37,812	103,877
Trademark impairment	58,696	4,073		136,417	525,726
Investment impairment	2,500	16,848		2,500	16,848

Operating income (loss)	(52,092)	(18,280)	185%	(119,037)	(564,651)	-79%

Other (income) expenses
Interest expense	14,895	21,807		59,214	67,901
Interest income	(190)	(63)		(495)	(480)
Other income, net	(7,304)	-		(91,305)	(2,650)
(Gain) loss on extinguishment of debt	-	-		(4,473)	20,939
Foreign currency translation loss (gain)	700	315		1,153	3,071
Other expenses - net	8,101	22,059	-63%	(35,906)	88,781	-140%

Income (loss) before income taxes	(60,193)	(40,339)	49%	(83,131)	(653,432)	-87%

Provision (benefit) for income taxes	6,666	(66,756)	-110%	6,538	(95,977)	-107%

Net income (loss)	(66,859)	26,417	-353%	(89,669)	(557,455)	-84%

Less: Net income (loss) attributable to non-controlling interest	2,218	1,673	33%	10,852	(22,177)	-149%

Net income (loss) attributable to Iconix Brand Group, Inc.	(69,077)	24,744	-379%	(100,521)	(535,278)	-81%

Income (loss) from discontinued operations, before income taxes	-	(650)	100%	-	(26,232)	100%
Gain on sale of Entertainment segment	-	-		-	104,099
Provision for income taxes	-	-		-	28,899
Net income from discontinued operations	-	(650)		-	48,968
Less: Net income attributable to non-controlling interest from discontinued operations	-	6		-	2,943
Net income (loss) from discontinued operations attributable to Iconix Brand Group, Inc.	-	(656)	100%	-	46,025	100%

Net income (loss) attributable to Iconix Brand Group, Inc.	(69,077)	24,088	387%	(100,521)	(489,253)	79%

Earnings (loss) per share - basic:
Continuing operations	(9.75)	3.97	-346%	(15.73)	(94.71)	-83%
Discontinued operations	-	-		-	8.06	100%
Earnings (loss) per share - basic	(9.75)	3.97	346%	(15.73)	(86.65)	82%

Earnings (loss) per share - diluted:
Continuing operations	(9.75)	3.97	-346%	(15.73)	(94.71)	-83%
Discontinued operations	-	-		-	8.06	100%
Earnings (loss) per share - diluted	(9.75)	3.97	346%	(15.73)	(86.65)	82%

Weighted average number of common shares outstanding:
Basic	7,642	5,720	34%	6,734	5,711	18%

Diluted	7,642	5,720	34%	6,734	5,711	18%

Forecasted Reconciliation of Adjusted EBITDA: (1)
($, 000's)	Year Ending
	Dec. 31, 2019
	Low	High

Forecasted GAAP Operating Income	$73,000	$83,000

Non-controlling interest	(13,500)	(13,500)
Special charges	6,500	6,500
Depreciation and amortization	2,500	2,500
Stock compensation	1,500	1,500

Forecasted Adjusted EBITDA	$70,000	$80,000

Footnotes

(1) Adjusted EBITDA is a non-GAAP financial measure which represents operating income (loss) excluding stock-based compensation (benefit) expense, depreciation and amortization, costs associated with recent financings, loss on termination of licenses, special charges related to professional fees incurred as a result of the correspondence with the Staff of the SEC, the SEC investigation, internal investigations, the previously disclosed class action and derivative litigations, costs related to the transition of Iconix management, the gain on the deconsolidation of joint venture, but including gains on sales of trademarks and non-controlling interest. The Company believes Adjusted EBITDA is a useful financial measure in evaluating its financial condition because it is more reflective of the Company's business purpose, operations and cash expenses. Uses of cash flows that are not reflected in Adjusted EBITDA include interest payments and debt principal repayments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide Adjusted EBITDA information may calculate EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

Adjusted EBITDA Reconciliation for the Three Months Ended Dec 31 (1):

	Gaap		Trademark, Goodwill and Investment Impairment		Special Charges		Depreciation & Amortization		Stock Compensation		Loss on Termination of Licensees		Non-controlling Interest, net		Adjusted EBITDA
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Womens	(50,217)	16,689	55,059	-	-	-	-	-	(9)	28	-	-	-	(108)	4,833	16,609
Mens	3,360	(3,336)	131	-	-	-	13	133	-	-	4,900	2,380	(2,654)	(111)	5,750	(934)
Home	1,334	1,037	2,719	4,073	-	-	-	-	7	7	-	-		-	4,060	5,117
International	3,690	2,195	787	7,568	-	-	105	102	(17)	74	-	-	(1,032)	(955)	3,533	8,984
Corporate	(10,259)	(34,864)	2,500	16,848	1,859	2,520	422	406	(2,278)	4,809	-	-	1,453	(565)	(6,303)	(10,846)
Total Income (Loss)	(52,092)	(18,279)	61,196	28,489	1,859	2,520	540	641	(2,297)	4,918	4,900	2,380	(2,233)	(1,739)	11,873	18,930

Adjusted EBITDA Reconciliation for the Twelve Months Ended Dec 31 (1):

	Gaap		Trademark, Goodwill and Investment Impairment		Special Charges		Debt Costs		Depreciation & Amortization		Stock Compensation		Loss on Termination of Licensees		Gain on JV deconsolidation		Non-controlling Interest, net		Adjusted EBITDA
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Womens	(128,050)	(215,570)	170,593	301,502	-	-	-	-	-	-	75	40	-	2,000	-	-	(117)	(382)	42,501	87,590
Mens	11,754	(144,779)	131	137,462	-	-	-	-	90	556	-	(21)	10,550	26,360	-	-	(8,941)	(7,797)	13,584	11,781
Home	17,221	(76,680)	2,719	101,951	-	-	-	-	-	-	30	(130)	-	-	-	-	-	-	19,970	25,141
International	27,447	(64,826)	786	96,256	-	-	-	-	460	417	213	386	-	-	-	-	(3,948)	(4,372)	24,958	27,861
Corporate	(47,409)	(62,796)	2,500	16,848	9,040	9,638	8,344	-	1,779	1,482	(2,723)	8,469	-	-	-	(3,772)	2,099	(4,592)	(26,370)	(34,723)
Total Income (Loss)	(119,037)	(564,651)	176,729	654,019	9,040	9,638	8,344	-	2,329	2,455	(2,405)	8,744	10,550	28,360	-	(3,772)	(10,907)	(17,143)	74,643	117,650